Exhibit 4.1

SHARE CERTIFICATE

OF

[AIR HolDINGS LIMITED] [AIR GLOBAL PLC]

Number of Certificate		Number of Shares
Incorporated under the Companies (Jersey) Law 1991

THIS IS TO CERTIFY that

of	is the Registered

Holder of	Ordinary	Share of	USD0.0001

fully paid, subject to the Amended and Restated Memorandum and Articles of Association of the Company.

Issued on

Executed for and on behalf of the Company by:	Dated:

Director	Director/Secretary